UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Advocat Inc.

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ADVOCAT INC.
1621 Galleria Boulevard
Brentwood, Tennessee 37027
May 21, 2009
YOUR BOARD OF DIRECTORS STRONGLY RECOMMENDS
THAT YOU VOTE THE WHITE PROXY CARD
TO ELECT THE BOARD’S TWO NOMINEES
Dear Fellow Shareholder:
          At our annual meeting of shareholders on May 29th, you will have an important decision to make about who should be elected to your Board for a three-year term – Will Council and Richard Brame, both current Directors of your company with significant long-term care operations experience or the two nominees that Bristol Investment Fund, LTD. (“Bristol”) has proposed as their replacements, neither of whom have any long term care experience nor public company board experience. Your vote matters and we strongly recommend that you vote the WHITE proxy card to elect the Board’s slate of candidates. We urge you to DISCARD any card sent to you by Bristol.
We Believe the Choice is Clear: Mr. Council and Mr. Brame Should be Re-Elected
          We believe both of your Board’s candidates have the qualifications and experience necessary to help your Board continue to perform its leadership and stewardship functions. We believe Messrs. Kessler and McKilligan do NOT. Bristol has made NO case for its nominees to replace your Board members. In our judgment, the change in Board membership proposed by Bristol is NOT in the best interests of all stockholders and your investment in Advocat will be better served by voting the WHITE card to elect the Board’s nominees
Your Directors welcome Communications from Advocat Shareholders.
          On May 19, 2009 Bristol filed with the Securities and Exchange Commission (“SEC”) a press release and letter to shareholders. In the letter, Bristol claims that the Company fails to communicate with its shareholders. This is simply not true. Advocat welcomes the ideas and suggestions of its shareholders and has an excellent record of listening and responding to its shareholders. Paul Kessler, one of Bristol’s nominees, has had numerous telephone conversations and personal meetings with Advocat, including conversations with Directors other than Mr. Council.
          Advocat has designated management as the “point person” with respect to conversations with shareholders. There are several reasons for this. The SEC has many rules regarding the disclosure of information about public companies. The purpose of these rules is to protect all shareholders of public companies by ensuring that certain shareholders do not have access to inside information that is not available to all shareholders equally. As a result of these SEC requirements, most public companies have designated a certain person to initially deal with shareholder communications. In addition, the Board has established a process for shareholders to send communications to the Board or any of the directors, as described in our proxy statement.

This process helps provide an orderly manner in which the Company can respond appropriately to shareholders.
          This does not mean that your Directors are not communicating with its shareholders. All written shareholder correspondence is given to the Directors and your Board is promptly informed about any significant shareholder communications. Appropriate responses to any shareholder communications and request are fully discussed and considered by the entire Board. In addition, all of your Directors attend our annual meetings and shareholders have an opportunity to talk to all of your directors face to face at that time. Mr. Kessler has never attended an annual meeting, including the last shareholders’ meeting even though Bristol had submitted a proposal to be voted on at that meeting.
          As we noted in our May 18, 2009 letter to shareholders, the fact that the Company listens to and acts upon the ideas of its shareholders is reflected in items raised by Bristol in its proxy statement. For example, Bristol states that it has made a number of requests that the Company take certain actions. These include:
•	Nominate Board members that represent institutional shareholders.
          In March 2008, the Company expanded the Board and added Chad A. McCurdy as an additional Director. Mr. McCurdy is a Managing Partner of Marlin Capital Partners, LLC, one of the Company’s largest institutional shareholders.
•	Hire a credible investment bank to review alternatives to enhance shareholder value, including an immediate stock buyback.
          Your Board is always considering alternatives to enhance shareholder value and frequently meets with investment bankers to discuss such alternatives. From November 2007 through April 2008, the Company implemented a stock buy back program pursuant to which 231,800 shares of our common stock were repurchased. The Company continues to seek and utilize the advice of several recognized investment banking firms.
•	Bristol submitted a shareholder proposal to the Company in December 2007 proposing that the following resolution be voted at the 2008 shareholders meeting: “RESOLVED, that the stockholders of the Corporation recommend that the Board of Directors promptly engage an investment banking firm and pursue a sale, or liquidation of the Corporation.”
          While your Board did not believe that the resolution proposed by Bristol was in the best interest of Advocat or its shareholders at that time, we included the proposal in our proxy statement for the 2008 annual shareholders meeting. Advocat shareholders overwhelmingly rejected this proposal. Neither Bristol nor its representatives attended the shareholders’ meeting to present their proposal.
          As the foregoing indicates, your Board has in the past and will continue to listen to its individual shareholders, but it will also continue to act in the best interests of all Advocat shareholders.

YOUR VOTE IS IMPORTANT.
          Your Board is unanimous in its opposition to Bristol’s nominees who are long on criticism and short on long term care experience, multi-location operations and shareholder value ideas. In our last letter to you dated May 18, 2009, we expressed our substantial reservations about Bristol’s nominees as candidates for the Board. We believe that neither Mr. Kessler nor Mr. McKilligan merits election to the Board. Bristol does not claim any long-term care industry experience for either nominee, but rather claim that the Bristol nominees “bring strong successful career experience.” We say again that we see no evidence in Bristol’s proxy materials that either candidate has any experience in the areas of long term care, multi-location operations or public company board service. We see no reason why you should elect either Bristol nominee to replace Mr. Council or Mr. Brame as directors of Advocat.
          Please discard Bristol’s proxy card and sign, date and mail the Company’s enclosed WHITE proxy card at your first convenience. Your vote is important, so please act promptly. If you have any questions or need assistance in submitting your vote, please contact D. F. King & Co., Inc., which is assisting your Company.
Shareholders call toll free: (800) 628-8536
Banks and Brokers call collect: (212) 269-5550
On behalf of your Board of Directors, thank you for your continued support.

Wallace E. Olson	William R. Council, III
Chairman of the Board	President and Chief Executive Officer

Additional Information and Where To Find It
This letter may be deemed to be solicitation material in respect of the matters to be considered at the 2009 annual meeting of shareholders. The Company has filed the definitive proxy statement with the Securities and Exchange Commission (“SEC”) on May 5, 2009. Investors and shareholders are urged to read the proxy statement, the white proxy card and any other relevant documents filed or that will be filed with the SEC because they contain important information. Investors and shareholders may obtain the proxy statement and other relevant documents free of charge at the SEC’s Web site, www.sec.gov; at Advocat’s website, www.irinfo.com/AVC; or from Advocat Inc., 1621 Galleria Boulevard, Brentwood, Tennessee 37027.
Participants in Solicitation
Advocat and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 annual meeting of shareholders. Information regarding the interests of Advocat’s directors and executive officers in the proxy contest is included in Advocat’s definitive proxy statement.

Advocat Inc. ELECTRONIC VOTING ALTERNATIVES your vote Is important. please vote promptly! vote by telephone or via the internet VOTE BY INTERNET VOTE BY TELEPHONE It is fast and convenient, and your vote is immediately confirmed and recorded. Call TOLL-FREE on a touch-tone telephone. Follow these four easy steps to vote online: Follow these four easy steps to vote via telephone: Read the proxy statement and voting form. 1. Read the proxy statement and voting form. Go to the Web site www.proxyvote.com. 2. Call TOLL-FREE 1-800-454-8683. Enter your 12-digit Control Number located on your voting form. 3. Enter your 12-digit Control Number located on your voting form. Follow the instructions provided. 4. Follow the recorded instructions. If you need assistance voting your shares, please call D. F. King & Co., Inc. at 1-800-628-8536.